Exhibit 99.1
news release
TRONOX FILES FRAUDULENT CONVEYANCE COMPLAINT AGAINST
ANADARKO PETROLEUM AND KERR-MCGEE COPORATION
Oklahoma City, May 12, 2009 – Tronox Incorporated (OTC: TRXAQ.PK, TRXBQ.PK)
     Tronox today filed suit against Anadarko Petroleum Corporation and Kerr-McGee Corporation in the United States Bankruptcy Court for the Southern District of New York seeking recovery for the fraudulent transfer of massive actual and contingent environmental, tort, retiree and other liabilities to Tronox in Kerr-McGee’s 2006 spin-off of its Chemical subsidiary. Less than three years after the spin off, Tronox filed for chapter 11 bankruptcy protection with the Southern District of New York on January 12, 2009. The suit claims that Tronox was doomed to fail, having been overburdened with legacy liabilities, debt, stripped of essential cash and grossly undercapitalized.
     Headquartered in Oklahoma City, Tronox is the world’s fourth-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 535,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s four pigment plants, which are located in the United States, Australia and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition,

Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
# # #

Contact:	Robert Gibney Direct: 405-775-5105 robert.gibney@tronox.com

2